Exhibit (12)

                   NEW ENGLAND TELEPHONE AND TELEGRAPH COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)


                                                       For the
                                                     Six Months
                                                        Ended
                                                      June 30,             For The Year Ended December 31,
                                                         1996        1995     1994       1993      1992      1991
                                                         ----       ----------------------------------------------
                                                    (Unaudited)
Earnings
   Earnings before Interest Expense,
    Extraordinary Item and Cumulative
    Effect of Change in Accounting Principle          $338.1        $659.4    $637.3    $281.3     $676.3    $507.7
   Federal, State and Local Income Taxes               167.5         312.5     268.2     (39.1)     240.9     135.9
   Estimated Interest Portion of Rental Expense         13.8          28.0      28.3      27.8       30.2      30.7
                                                      ------        ------    ------    ------     ------    ------
       Total Earnings                                 $519.4        $999.9    $933.8    $270.0     $947.4    $674.3
                                                      ======        ======    ======    ======     ======    ======

Fixed Charges
   Total Interest Deductions                          $ 71.0        $153.9    $163.0    $175.0     $189.7    $191.2
   Estimated Interest Portion of Rental Expense         13.8          28.0      28.3      27.8       30.2      30.7
                                                      ------        ------    ------    ------     ------    ------
       Total Fixed Charges                            $ 84.8        $181.9    $191.3    $202.8     $219.9    $221.9
                                                      ======        ======    ======    ======     ======    ======

Ratio of Earnings to Fixed Charges                      6.12          5.50      4.88      1.33       4.31      3.04
                                                      ======        ======    ======    ======     ======    ======